As filed with the Securities and Exchange Commission on June 9, 2023

Registration No. 333-268336

Registration No. 333-217856

Registration No. 333-208152

Registration No. 333-101259

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-268336)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-217856)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-208152)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-101259)

TO

Form S-8 Registration Statement

UNDER

THE SECURITIES ACT OF 1933

Credit Suisse Group AG

(Exact Name of Registrant as Specified in its Charter)

Canton of Zurich, Switzerland	98-0215385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Paradeplatz 8, CH 8001 Zurich, Switzerland

+41 44 333 1111

(Address and Telephone Number, including Area Code, of Principal Executive Offices)

2022 Rights Offering

2017 Rights Offering

2015 Rights Offering

Credit Suisse Group International Share Plan

Credit Suisse Group International Management Performance Plan

(Full Titles of the Plans)

Barbara Nottebohm
Acting General Counsel, Investment Bank

Credit Suisse (USA), Inc.

Eleven Madison Avenue

New York, NY 10010

(212) 325-2000

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SHARES

Credit Suisse Group AG (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (the “Post-Effective Amendments”) to deregister the ordinary shares, par value CHF 0.04 per share, of the Registrant (the “Shares”) previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-268336, originally filed with the SEC on November 14, 2022, as amended by Post-Effective Amendment No. 1 on November 25, 2022, relating to the 2022 Rights Offering;

•	Registration Statement No. 333-217856, originally filed with the SEC on May 10, 2017, as amended by Post-Effective Amendment No. 1 on May 22, 2017, relating to the 2017 Rights Offering;

•	Registration Statement No. 333-208152, originally filed with the SEC on November 20, 2015 relating to the 2015 Rights Offering;

•	Registration Statement No. 333-101259, originally filed with the SEC on November 15, 2002 relating to the Credit Suisse Group International Share Plan and Credit Suisse Group International Management Performance Plan.

On March 19, 2023, the Registrant and UBS Group AG entered into that certain Merger Agreement (as amended and restated on April 6, 2023 and as further amended and restated on May 22, 2023, the “Merger Agreement”) that provides for the acquisition of the Registrant by UBS Group AG with UBS Group AG being the absorbing company which will continue to operate and the Registrant being the absorbed company which will cease to exist (the “Merger”).

In connection with and effective upon the completion of the Merger, UBS Group AG will assume the existing 2022 Rights Offering, 2017 Rights Offering, 2015 Rights Offering, Credit Suisse Group International Share Plan and Credit Suisse Group International Management Performance Plan, with underlying equity awards being converted into (i) a share award covering, or a right to receive consideration by reference to, ordinary shares of UBS Group AG, par value CHF 0.01 (“UBS Group AG Shares”) or (ii) in relation to awards in the form of options or share appreciation rights, be converted into awards that pertain and apply to UBS Group AG Shares, and, in each case, to the extent legally permissible, will continue to remain outstanding in accordance with their current terms, including the current vesting schedule and existing performance conditions (subject to amendments approved by UBS Group AG as are reasonably necessary to reflect the impact of the Merger).

In connection with the completion of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements and hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Registrant registered but remaining unsold or unissued under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 9th day of June, 2023.

Credit Suisse Group AG

By:	/s/ Noah Lee
Name:	Noah Lee
Title:	Authorized Person

By:	/s/ Christopher Chadie
Name:	Christopher Chadie
Title:	Authorized Person

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.